Exhibit 99.1

USANA Health Sciences Announces Retirement of Founder and Chairman, Myron W. Wentz, Ph.D., from Chairman of the Board of Directors

SALT LAKE CITY--(BUSINESS WIRE)--December 18, 2019--USANA Health Sciences, Inc. (NYSE: USNA) today announced that the Company’s founder and Chairman of the Board of Directors, Myron W. Wentz, Ph.D., has chosen to retire from the position of Board Chairman and director at the Company’s May 1, 2020 Annual Shareholder Meeting. Dr. Wentz will transition to Chairman Emeritus and be succeeded as Chairman of the Board by Kevin Guest, the Company’s Chief Executive Officer. Mr. Guest currently serves as a director and his appointment as Chairman is the result of a systematic and comprehensive succession plan undertaken by the board.

Dr. Myron Wentz, 79, founded USANA in 1992 and has served as Chairman of the Board since that time. Under his leadership, the Company has evolved and grown from a small, U.S. nutritional supplement company to an international leader in cellular nutrition with annual sales in excess of $1 billion to customers in 24 markets around the world.

Dr. Wentz said, “The pursuit of excellence in the life sciences, health, and cellular nutrition has been my life’s work and mission. I founded USANA 27 years ago and, since that time, USANA has been instrumental in carrying my vision and work to the world. It has been my great privilege to work with so many dedicated and talented individuals to advance USANA into what it has become today – one of the foremost leaders in cellular nutrition and product innovation. I have complete trust and confidence in Kevin Guest, as well as our exceptional board and management team, to continue the USANA vision of improving the health and wellness of individuals and families around the world. While I plan to continue offering guidance to USANA as a major shareholder, honorary board member and scientist, I welcome the opportunity to devote more time to my many humanitarian pursuits and various philanthropic projects. I will be turning 80 in 2020 and there is still so much I must do.”

Gilbert Fuller, the Company’s Audit Committee Chair and Lead Independent Director, said, “On behalf of the Board of Directors, I want to convey our deep appreciation to Dr. Wentz for his extraordinary leadership and service to USANA. Guided by his leadership and vision, USANA has become one of the most successful health and wellness companies in the world. We look forward to continuing his legacy and receiving guidance from him as he transitions to Chairman Emeritus and an honorary board member.”

Kevin Guest, the Company’s Chief Executive Officer, said, “Dr. Wentz has served and led USANA with great distinction for more than 25 years. His vision, dedication and commitment have been immeasurable. It has been my privilege to work with and learn so much from him. On behalf of the Company’s management team, employees, and customers, I want to convey our sincere appreciation to Dr. Wentz and commitment to continue carrying his vision to the world.”

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280